UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Charter Communications, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

16117M107

(CUSIP Number)

November 7, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Capital Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.98%

12.	Type of Reporting Person (See Instructions) IA, PN

(1) Solely in its capacity as the investment manager of certain investment funds and separately managed accounts.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Holdings, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.98%

12.	Type of Reporting Person (See Instructions) CO

(1) Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Capital Group, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.98%

12.	Type of Reporting Person (See Instructions) OO

(1) Solely in its capacity as the sole shareholder of Oaktree Holdings, Inc. and the sole member of Oaktree Holdings, LLC.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Capital Group Holdings, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.98%

12.	Type of Reporting Person (See Instructions) PN

(1) Solely in its capacity as the holder of the majority of the voting units of Oaktree Capital Group, LLC.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Capital Group Holdings GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 6.98%

12.	Type of Reporting Person (See Instructions) OO

(1) Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Fund GP I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 6.98%

12.	Type of Reporting Person (See Instructions) PN

(1) Solely in its capacity as the indirect holder of the majority of the voting units of the general partners of certain investment funds and separately managed accounts.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Capital I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 6.98%

12.	Type of Reporting Person (See Instructions) PN

(1) Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) OCM Holdings I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 6.98%

12.	Type of Reporting Person (See Instructions) OO

(1) Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 16117M107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oaktree Holdings, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 28,139,492 (1)

	6.	Shared Voting Power None

	7.	Sole Dispositive Power 28,139,492 (1)

	8.	Shared Dispositive Power None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,139,492 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 6.98%

12.	Type of Reporting Person (See Instructions) OO

(1) Solely in its capacity as the managing member of OCM Holdings I, LLC

This Schedule 13G is being filed jointly by Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC, Oaktree Capital Group Holdings, L.P., Oaktree Capital Group Holdings GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC and Oaktree Holdings, LLC.

Item 1.
(a)	Name of Issuer Charter Communications, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices 12405 Powerscourt Drive St. Louis, Missouri 63131

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship
This Schedule 13G is filed jointly, pursuant to a joint filing agreement attached hereto as Exhibit 1, by:

(1)   Oaktree Capital Management, L.P. (formerly Oaktree Capital Management, LLC), a Delaware limited partnership (“Oaktree LP”) and a registered investment adviser under the Investment Advisers Act of 1940, as amended, and whose principal business is to provide investment management services to certain investment funds and separately managed accounts;

(2)   Oaktree Holdings, Inc., a Delaware corporation (“Holdings Inc.”), whose principal business is to serve as, and perform the functions of, the general partner of Oaktree LP;

(3)   Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), whose principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts;

(4)   Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), whose principal business is to hold voting interests in OCG and other interests in each of the general partner and investment adviser of certain investment funds and separately managed accounts;

(5)   Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), whose principal business is to serve as, and perform the functions of, the general partner of OCGH;

(6)   Oaktree Fund GP I, L.P., a Delaware limited partnership (“Fund GP I”), whose principal business is to serve as, and perform the functions of, the indirect holder of the majority of the voting units of the general partners of certain investment funds and separately managed accounts;

(7)   Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), whose principal business is to serve as, and perform the functions of, the general partner of Fund GP I;

(8)   OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I LLC”), whose principal business is to serve as, and perform the functions of, the general partner of Capital I; and

(9)   Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings LLC” and, together with Oaktree LP, Holdings Inc., OCG, OCGH, OCGH GP, Fund GP I, Capital I and Holdings I LLC, collectively, the “Reporting Persons” and, each individually, a “Reporting Person”), whose principal business is to serve as, and perform the functions of, the managing member of Holdings I LLC.

The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(d)	Title of Class of Securities Class A Common Stock, $0.001 par value per share (“Common Stock”)
(e)	CUSIP Number 16117M107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☒*	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

*  Oaktree LP only.

Item 4.	Ownership *
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 28,139,492
(b)

Percent of class:

6.98%

All calculations of percentage ownership in this Schedule 13G are based on a total of 403,224,161 shares of Common Stock outstanding as of September 30, 2007, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 8, 2007.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 28,139,492
		(ii)	Shared power to vote or to direct the vote -0-
		(iii)	Sole power to dispose or to direct the disposition of 28,139,492
		(iv)	Shared power to dispose or to direct the disposition of -0-

*     Oaktree LP is filing this Schedule 13G in its capacity as the general partner or investment manager of the investment funds and separately managed accounts set forth below.  Fund GP I is filing this Schedule 13G in its capacity as the indirect holder of the majority of the voting units of the general partners of certain investment funds and separately managed accounts set forth below.  The other Reporting Persons are filing this Schedule 13G due to their relationship with Oaktree LP and/or Fund GP I.

(i)	OCM Opportunities Fund V, L.P., a Delaware limited partnership (“OCM Opps 5”);
(ii)	OCM Opportunities Fund VI, L.P., a Delaware limited partnership (“OCM Opps 6”);
(iii)	OCM Opportunities Fund VII, L.P., a Delaware limited partnership (“OCM Opps 7”);
(iv)	OCM Opportunities Fund VII Delaware, L.P., a Delaware limited partnership (“OCM Opps 7 Delaware”);
(v)	OCM Value Opportunities Fund, L.P., a Delaware limited partnership (“OCM Value Opps”); and
(vi)	Various third party separate accounts (the “Separate Accounts” and, together with OCM Opps 5, OCM Opps 6, OCM Opps 7, OCM Opps 7 Delaware and OCM Value Opps, the “OCM Funds and Accounts”).

The OCM Funds and Accounts generally invest in a diversified portfolio of debt and equity securities.  The investment decisions for each of the OCM Funds and Accounts are made on an individual basis based on the respective guidelines of each of the OCM Funds and Accounts.  The OCM Funds and Accounts collectively own 28,139,492 shares of Common Stock.  Based on Oaktree LP’s and Fund GP I’s respective relationship with the OCM Funds and Accounts and the other Reporting Persons’ relationship with Oaktree LP and/or Fund GP I, each Reporting Person may be deemed to beneficially own the shares of Common Stock held by each of the OCM Funds and Accounts, although no Reporting Person has any material pecuniary interest in any of such shares of Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

The securities reported on this Schedule 13G are directly held by OCM Opps 5, OCM Opps 6, OCM Opps 7, OCM Opps 7 Delaware, OCM Value Opps or the Separate Accounts, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.  None of the OCM Funds and Accounts beneficially owns on an individual basis more than 5% of the outstanding shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of November 16, 2007.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Managing Director and General Counsel

By:		/s/ Shahram Haghighi
	Name:	Shahram Haghighi
	Title:	Vice President, Legal

OAKTREE HOLDINGS, INC.

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Sole Director, Vice President and Secretary

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Vice President and Assistant Secretary

Signature Page to Schedule 13G

OAKTREE CAPITAL GROUP, LLC

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Senior Vice President and Secretary

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Vice President and Assistant Secretary

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By: Oaktree Capital Group Holdings GP, LLC
Its: General Partner

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Managing Director and General Counsel

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Managing Director and General Counsel

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Senior Vice President

Signature Page to Schedule 13G

OAKTREE FUND GP I, L.P.

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Authorized Signatory

By:		/s/ Shahram Haghighi
	Name:	Shahram Haghighi
	Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: OCM Holdings I, LLC
Its: General Partner

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Vice President and Secretary

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Vice President and Assistant Secretary

OCM HOLDINGS I, LLC

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Vice President and Secretary

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Vice President and Assistant Secretary

Signature Page to Schedule 13G

OAKTREE HOLDINGS, LLC

By: Oaktree Capital Group, LLC
Its: Managing Member

By:		/s/ Todd Molz
	Name:	Todd Molz
	Title:	Senior Vice President and Secretary

By:		/s/ Richard Ting
	Name:	Richard Ting
	Title:	Vice President and Assistant Secretary

Signature Page to Schedule 13G